Exhibit 10.15

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 4

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to (i) make certain design changes to the existing features of the Plan, (ii) add a discretionary contribution component, (iii) provide for the allocation of additional contributions to certain participants as a transition from the frozen Radian Group Inc. Pension Plan, (iv) reflect the administrative practice of permitting Plan participants to elect to automatically increase their salary reduction contributions by a fixed percentage of between 1% and 3% each year and (v) provide certain additional enhancements to the Plan.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective January 1, 2007 unless otherwise indicated:

1. A new Subsection 1.1(f) is added to Article I to read as follows:

(f) “Transition Credit Account” – the Account to which Transition Credits are credited.

2. Sections 1.2, 1.6 and 1.7 are deleted in their entirety.

3. Section 1.13(a) is amended to read as follows:

(a) except as otherwise provided, his base pay, plus for those sales employees compensated under Radian’s Sales Compensation Program (or any successor compensation plan), commissions and quarterly Management Based Objective payments (MBOs) from a Participating Company for the Plan Year, but exclusive of overtime, bonuses, or other forms of special payments.

4. Section 1.13(b) is deleted in its entirety.

5. Sections 1.14 and 1.20 are deleted in their entirety.

6. A new Section 1.41A is added to read as follows:

1.41A “Transition Credits” means the transition credit amounts contributed by a Participating Company pursuant to Section 3.5.

7. Section 2.1 is amended in its entirety to read as follows:

2.1 Eligibility to Participate. Except as otherwise provided, effective for new hires on or after January 1, 2007, each Eligible Employee shall be eligible to participate in the Plan as of his date of hire. An Employee who would be eligible to participate but for the fact that the Employee is not classified as an Eligible Employee shall be eligible to participate as of the first day after he is classified as an Eligible Employee. Similarly, if an Eligible Employee transfers and is no longer classified as an Eligible Employee, he shall cease to participate as of the date that he is no longer considered an Eligible Employee.

Notwithstanding the foregoing, with regard to Discretionary Contributions (as described in Subsection 3.5(c)), a Participant shall be eligible to receive an allocation of any such contributions for a Plan Year if (i) the Participant is employed by a Participating Company on the last day of such Plan Year (or either on a leave of absence under the Family and Medical Leave Act or on military leave and the Participant returns to employment with the Participating Company within the time period required by law) and (ii) has completed at least one thousand (1,000) Hours of Service during such Plan Year. A Participant who does not satisfy the above conditions but who dies, incurs a Total Disability, or retires on or after his early or normal retirement date (as defined in the Radian Group Inc. Pension Plan) during the Plan Year shall nonetheless be eligible to receive an allocation of a Discretionary Contribution for such Plan Year.

Notwithstanding the foregoing, with regard to Transition Credit Contributions (as described in Subsection 3.5(d)), a Participant shall be eligible to receive an allocation of such contributions for a Plan Year if the Participant (i) is an active Participant in the Radian Group Inc. Pension Plan on December 31, 2006, (ii) has been credited with at least five (5) Years of Service (as defined under the Radian Group Inc. Pension Plan) as of December 31, 2006, and (iii) is both employed by a Participating Company and on the United States payroll on December 31, 2006. Additionally, for purposes of this paragraph, a Participant who has completed one thousand (1,000) Hours of Service in a Year of Service period commencing in 2006 shall be credited with a Year of Service for that fractional period. In order to receive an allocation of Transition Credit Contributions for a particular Plan Year, an eligible Participant must (i) be employed on the last day of such Plan Year (or either on a leave of absence under the Family and Medical Leave Act or on military leave and the Participant returns to employment with the Participating Company within the time period required by law), and (ii) have completed at least one thousand (1,000) Hours of Service during such Plan Year. A Participant who does not satisfy the above conditions but who dies, incurs a Total Disability, or retires on or after his early or normal retirement date (as defined in the Radian Group Inc. Pension Plan) during the Plan Year shall nonetheless be eligible to receive an allocation of a Transition Credit Contribution for such Plan Year. Notwithstanding Section 2.2, a Participant who has a termination of employment and is subsequently re-employed shall not be eligible to receive Transition Credit Contributions upon his re-employment.

8. Section 2.2 is amended to read as follows:

2.2 Participation and Service Upon Reemployment. Participation in the Plan shall cease upon termination of employment with a Participating Company. Upon the reemployment of any former Participant who had previously been employed by a Participating Company, he shall again participate in the Plan on the date of his re-employment by a Participating Company.

9. Sections 3.1(a) and (b) are hereby amended to read as follows:

(a) In order to authorize Salary Reduction Contributions to be made on his behalf to his Salary Reduction Contribution Account, a Participant shall execute a salary reduction agreement indicating the percentage (in any whole increment) by which his Compensation shall be reduced on account of such pre-tax Salary Reduction Contributions, or take such other action at such time and in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Plan Administrator shall prescribe. Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Plan Administrator, each Participant may enter into, change or revoke a salary reduction agreement at any time. Each salary reduction agreement will be applicable to all payroll periods during which such agreement is in effect.

Effective January 1, 2006, the rate of Salary Reduction Contributions of a Participant may automatically be increased by a whole percentage between 1% and 3% on an annual basis as selected by the Participant, to commence as of a date selected by the Participant in accordance with procedures established by the Plan Administrator; provided that a Participant’s rate of Salary Reduction Contributions shall not increase to a percentage in excess of that otherwise permitted by the Plan, or, if less, the applicable Code limits. Notwithstanding the foregoing, a Participant may elect, in accordance with procedures established by the Plan Administrator, not to be subject to an automatic increase (including an automatic increase previously elected) or may elect a different annual increase in his or her deferral percentage (subject to the otherwise applicable terms of the Plan).

(b) Notwithstanding the foregoing, with respect to any Eligible Employee who is hired or rehired on or after January 1, 2007, Salary Reduction Contributions shall automatically be contributed to a Salary Reduction Contribution Account (in an amount described in Subsection (e) below) and invested in a designated default investment fund unless he either (i) affirmatively elects not to participate in the Plan, or (ii) affirmatively elects a deferral percentage by executing a salary reduction agreement or taking such other action at such time and in such form (including without limitation, telephonic and electronic transmission, utilization of voice response systems and computer entry) as the Plan Administrator shall prescribe.

10. Section 3.1(d) is renumbered as Section 3.1(f) and the following new Sections 3.1(d) and 3.1(e) are added as follows:

(d) A salary reduction agreement and any revocation which conforms to the terms and conditions prescribed by the Plan Administrator shall be effective for the first payroll period following the receipt of such agreement or within a reasonable period thereafter and shall continue in effect until revoked by the Participant.

(e) For any Eligible Employee who is hired or rehired on or after January 1, 2007 and with respect to whom a salary reduction agreement has not been filed or is not effective for any given payroll period, he shall be deemed to have elected a Salary Reduction Contribution equal to three percent (3%) of his Compensation in lieu of cash. This automatic deferral percentage will automatically be increased by one percent (1%) annually beginning in 2008 until the automatic deferral percentage reaches six percent (6%). The effective dates of such automatic increases shall be designated by the Plan Administrator and communicated to Eligible Employees. Eligible Employees may elect to opt out of such automatic increases.

11. Sections 3.3 and 3.4 are deleted in their entirety.

12. Section 3.5 is hereby amended in its entirety to read as follows:

3.5 Employer Contributions.

(a) Matching Contributions. Subject to the limitations set forth in Section 3.8, the Company shall make Matching Contributions to the Plan on behalf of each Participant for whom Salary Reduction Contributions are made pursuant to Section 3.1 above, equal to one hundred percent (100%) of the Participant’s Salary Reduction Contributions, including catch-up contributions described in Subsection 3.1(f), up to six percent (6%) of his Compensation. Matching Contributions will be allocated on a quarterly basis to Participants who have made Salary Reduction Contributions during that quarter, and credited to the Participant’s Matching Contribution Account. Notwithstanding the foregoing, the Company shall make a “true up” Matching Contribution for each Plan Year. Such “true up” Matching Contribution will be equal to the difference between the Matching Contribution actually received during the Plan Year and the Matching Contribution that the Participant would have received if the Matching Contribution was made on an annualized basis (instead of a quarterly basis). In no event shall the total contributions received under this sub-section exceed six percent (6%) of a Participant’s Compensation.

(b) 401(k) Safe Harbor Matching Contribution Status. Matching Contributions are intended to satisfy the safe harbor rules under Sections 401(k)(12) and 401(m)(1) of the Code and the Plan shall be interpreted and administered in accordance therewith. However, the fact that the Company has elected that the Plan be treated as a safe harbor 401(k) plan for a Plan Year shall in no way bind the Plan to continue to maintain such status for future Plan Years.

(c) Discretionary Contributions. The Company may contribute to the Plan such discretionary amounts as the Board of Directors shall determine annually in its sole and absolute discretion. Such contribution may be made without regard to the existence or nonexistence of net profits of the Company. The contribution, if any, may be fixed in terms of dollars, percentage of net profits, percentage of Compensation, or any other method determined by the Board of Directors. Any such contributions will be allocated to the Discretionary Contribution Account of each eligible Participant (as defined in Section 2.1) in the same ratio that each such Participant’s Compensation for the Plan Year bears to the total Compensation for the Plan Year of all eligible Participants for the Plan Year.

(d) Transition Credit Contributions. Commencing with the Plan Year beginning January 1, 2007, and for a total period of five (5) Plan Years including the 2007 Plan Year, the Company will contribute a percentage (described as the “Contribution Percentage” below) of an eligible Participant’s Compensation to the Plan based on the sum of a Participant’s whole age as of January 1, 2007 plus two (2) times the Participant’s Years of Service (as defined under the Radian Group Inc. Pension Plan) as of January 1, 2007 (each eligible Participant will be assigned points representing the above total). Additionally, for purposes of this paragraph, a Participant who has completed one thousand (1,000) Hours of Service in a Year of Service period commencing in 2006 shall be credited with a Year of Service for that fractional period. The number of points assigned to a participant as of January 1, 2007 shall not increase thereafter. The contribution percentage that applies to an eligible Participant for each Plan Year shall be determined in accordance with the following schedule:

Points	Contribution Percentage
Less than 45	0%
45 but less than 50	1%
50 but less than 55	1.5%
55 but less than 60	2%
60 but less than 65	2.5%
65 but less than 70	3%
70 but less than 75	3.5%
75 or more	4%

The contribution under this Section 3.5(d) will be credited to the Participant’s Transition Credit Account.

(e) All Matching Contributions to the Plan shall be made in Company Stock or cash subject to the Participant’s right to diversify in accordance with Subsection 10.5(c). All other employer contributions described in this Section 3.5 shall be made in cash from the Company’s current or accumulated earnings as computed in accordance with accepted accounting practices, before deduction of federal income taxes and reserves for contingencies, if any, other than reasonable reserves of a type or character allowed or allowable as deductions for federal income tax purposes, and before deduction of any contributions hereunder. In no event, however, shall Company contributions for any year (whether made pursuant to Section 3.1 or otherwise) exceed an amount deductible for such year for income tax purposes as a contribution to the Fund under the applicable provisions of the Code.

13. Section 3.7 is deleted in its entirety.

14. Section 5.1(a) is amended to read as follows:

(a) A Participant shall have a 100% nonforfeitable interest at all times in his Salary Reduction Account, Transition Credit Account, Rollover Contribution Account and Voluntary Savings Account.

15. Section 5.1(b) is amended to read as follows:

(b) A Participant who terminated from employment prior to December 31, 2006 shall be vested in his Matching Contribution and Discretionary Contribution Accounts based on his Years of Service in accordance with the following table:

Years of Service	Vested Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

A Participant covered under this sub-section also shall have a 100% nonforfeitable interest in his Matching Contribution and Discretionary Contribution Accounts upon the attainment of his Normal Retirement Age, Total Disability or upon his death prior to Separation from Service.

16. Section 5.1(c) is added to read as follows:

(c) A Participant shall have a 100% nonforfeitable interest at all times in his Matching Contribution Account with respect to Matching Contributions attributable to Salary Reduction Contributions made on or after January 1, 2007. Additionally, with respect to the portion of his Matching Contribution Account attributable to Salary Reduction Contributions made prior to January 1, 2007, a Participant shall have a 100% nonforfeitable interest if the Participant is actively employed by a Participating Company on December 31, 2006.

17. Section 5.1(d) is added to read as follows:

(d) A Participant employed by a Participating Company on January 1, 2007 or thereafter shall be vested in his Discretionary Contribution Account based on his Years of Service in accordance with the following table:

Vested Percentage	Years of Service
Less than 3	0%
3 or more	100%

A Participant shall also have a 100% nonforfeitable interest in his Discretionary Contribution Account upon the attainment of his Normal Retirement Age, Total Disability or upon his death prior to Separation from Service.

18. Section 6.8 is amended by adding the following at the end thereof:

(a) Notwithstanding the foregoing, with respect to Participants who have not elected to commence payment of their vested Account prior to January 1, 2007, the option to receive installment payments as a form of distribution shall no longer be available. Participants who have elected to receive installment payments prior to January 1, 2007 shall continue to receive installment payments.

19. Section 7.2(a) is amended by replacing the first sentence with the following:

(a) A Participant may apply in writing to the Plan Administrator for a hardship withdrawal from his Discretionary Contribution Account, Transition Credit Account, Salary Reduction Contribution Account, Matching Contribution Account (other than that portion attributable to Matching Contributions made to the Plan on or after January 1, 2007) or Rollover Contribution Account at any time.

20. Section 7.3 is amended by inserting “applicable portions of the” before “Participant’s Account”.

21. Section 7.6 is amended by replacing it in its entirety with the following:

7.6 Order of Withdrawals.

(a) Withdrawals from the Plan upon the Participant’s attainment of age 59-1/2 shall be charged against the Participant’s Account in the following order: first from the Voluntary Savings Account, if any; second from the Rollover Contribution Account, if any; third from the Matching Contribution Account, if any; fourth from the Transition Credit Contribution Account and Discretionary Contribution Account, if any; and fifth from the Salary Reduction Contribution Account.

(b) Hardship withdrawals from the Plan shall be charged against the applicable portions of the Participant’s Account in the following order: first from the Rollover Contribution Account, if any; second from the Matching Contribution Account (other than that portion attributable to Matching Contributions made on or after January 1, 2007), if any; third from the Transition Credit Contribution Account and Discretionary Contribution Account, if any; and fourth from the Salary Reduction Contribution Account.

22. Section 8.3(a) is amended to read as follows:

(a) Subject to the limits on loan amounts in Subsections (b) and (c) below, a Participant may borrow from the subaccounts in his Account in the following order:

(1) the Voluntary Savings Account,

(2) the Salary Reduction Contribution Account,

(3) the Rollover Contribution Account,

(4) the Matching Contribution Account,

(5) the Transition Credit Account and the Discretionary Contribution Account.

23. Section 9.1 is amended by replacing “Company” with “executive officer in charge of Human Resources of the Company”.

24. Section 9.2 is amended by replacing the first sentence with the following new first sentence:

“The Company has appointed the executive officer in charge of Human Resources as the Plan Administrator.”

25. Subsection 10.5(a) is amended by inserting “, Discretionary Contribution Accounts, Transition Credit Accounts” after “Matching Contribution Accounts”.

26. Subsection 10.5(c) is amended by adding the following at the end thereto:

Effective January 1, 2007, a Participant will have an immediate right to transfer all or any portion of any Company Stock investments (including any pre-existing Company Stock investments) to another Investment Medium.

27. Subsection 11.1(a) is amended by adding the following at the end thereto:

In addition, each executive officer of the Company shall have the authority and discretion to adopt any amendment to the Plan that is legally necessary, improves clarity, promotes administrative convenience or is non-material.

28. Subsection 11.1(b) is amended by replacing the second sentence with the following new second sentence:

“Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors or other authorized party.”

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 4 to be executed by its duly authorized party on this 21st day of December, 2006.

Radian Group Inc.

By:	/s/ Robert E. Croner
Its:	EVP, Human Resources